Exhibit 21.0

LIST OF SUBSIDIARIES

Registrant: Delanco Bancorp, Inc.

Subsidiaries	Percentage Ownership	Jurisdiction or State of Incorporation
Delanco Federal Savings Bank	100%	United States
DFSB Properties, LLC (1)	100%	New Jersey

(1)	Wholly-owned subsidiary of Delanco Federal Savings Bank.